Exhibit 11

             Statement Regarding Computation Of Earnings Per Share

                                     Three Months Ended      Six Months Ended
                                          June 30,               June 30,
                                    ---------------------  ---------------------
                                       2001        2000       2001       2000
                                    ----------  ---------  ----------  ---------
Net income available to
   common shareholders ...........  $      502        549  $    1,047      1,001

Total weighted average
   common shares outstanding .....   1,453,986  1,639,293   1,466,194  1,642,810

Basic earnings per common share ..  $      .35        .33  $      .71        .61
                                    ==========  =========  ==========  =========
Total weighted average
   common shares outstanding .....   1,453,986  1,639,293   1,466,194  1,642,810

Dilutive effect of stock
   options using the treasury
   stock method ..................      14,800         --      14,416         --

Total average common and
   common equivalent shares ......   1,468,786  1,639,293   1,480,610  1,642,810

Diluted earnings per share .......  $      .34        .33  $      .71        .61
                                    ==========  =========  ==========  =========